EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE - page 1 of 2


              Harold's Stores, Inc. Releases Operating Results For
                     The Second Quarter Ended August 4, 2007

DALLAS, TX - AUGUST 28, 2007 - Harold's Stores, Inc. (OTCBB symbol: HLDI) (the "Company"), a chain of upscale ladies' and men's specialty apparel stores, announced today operating results for the second quarter and year-to-date period ended August 4, 2007.

For the second quarter, the Company reported a net loss of $4.8 million, or $0.77 per share, compared with a net loss of $5.0 million, or $0.81 per share, in the comparable period of the previous year. During the year-to-date period ended August 4, 2007, the net loss was $5.3 million, or $0.85 per share, as compared with a net loss of $6.0 million, or $1.02 per share, in the comparable period of the prior year.

"While our second quarter loss showed some improvement versus last year, it was less than anticipated due to sales being well below expectations, which resulted in incremental markdowns during the quarter on spring and summer merchandise," said Ron Staffieri, Chief Executive Officer. "We believe that sales were impacted by several factors, including lower inventory levels, principally in sale and clearance merchandise, reduced spending on marketing to our core customers and the unseasonably cool and rainy weather in the Company's core markets of Texas and Oklahoma that had a negative impact on summer merchandise sales."

Mr. Staffieri continued, "In light of the most recent trends and current retail environment, earlier this month the Company implemented a corporate restructuring that will achieve significant annualized expense savings. Additionally, the Company's principal investors, RonHow, LLC, an entity controlled by Ronald de Waal and W. Howard Lester, agreed to provide the Company with $3.8 million of additional working capital through the existing subordinated loan debt facility. $2 million of this funding was received on August 23, 2007, and the remainder is expected to be received within the next 30 days.

For the quarter, overall sales were $17.5 million, down 9.2% from the $19.3 million for the same period in the previous year. Total comparable store sales were down 12.8%, 12.3% in the full-price retail stores and 23.2% in the outlets. Direct sales (internet and catalog) were $1.0 million, down 16.3% compared with last year's level of $1.2 million.

For the year-to-date, overall sales were $40.0 million, down 1.1% from the $40.4 million for the same period in the prior year. Total comparable store sales were down 6.4%, 5.9% in the full-price retail stores and 17.6% in the outlets. Direct sales (internet and catalog) were $2.6 million, up 8.5% from the year ago level of $2.4 million.

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc., currently operates 43 upscale ladies' and men's specialty stores in 20 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc., wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company`s actual results for 2007 to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

FINANCIAL INFORMATION CONTACT:
Jodi L. Taylor
Chief Financial Officer
Harold's Stores, Inc.
405-329-4045

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Harold's Earnings Release
Add 1

                     HAROLD'S STORES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In Thousands Except Per Share Data)

                                                        13 Weeks Ended          26 Weeks Ended
                                                     --------------------    --------------------
                                                     August 4,   July 29,    August 4,   July 29,
                                                       2007        2006        2007        2006
                                                     --------    --------    --------    --------
Sales                                                $ 17,528    $ 19,283    $ 39,960    $ 40,391

Costs and expenses:
  Costs of goods sold (including occupancy and
   central buying expenses, exclusive of items
   shown separately below)                             14,386      16,541      28,320      29,952
                                                     --------    --------    --------    --------

  Gross margin                                          3,142       2,742      11,640      10,439

  Selling, general and administrative expenses          6,056       6,345      13,332      13,668

  Depreciation and amortization                           933         864       1,756       1,716
                                                     --------    --------    --------    --------
  Operating loss                                       (3,847)     (4,467)     (3,448)     (4,945)

  Interest expense                                        946         597       1,855       1,068

  Gain on sale of building                                (18)        (18)        (37)        (36)
                                                     --------    --------    --------    --------
                                                          928         579       1,818       1,032
                                                     --------    --------    --------    --------
 Loss before income taxes                              (4,775)     (5,046)     (5,266)     (5,977)

 Benefit for income taxes                                --          --          --          --
                                                     --------    --------    --------    --------

 Net loss                                            $ (4,775)   $ (5,046)   $ (5,266)   $ (5,977)
                                                     ========    ========    ========    ========

NET LOSS APPLICABLE TO COMMON
 STOCKHOLDERS:

 Net loss                                            $ (4,775)   $ (5,046)   $ (5,266)   $ (5,977)

 Less:  Preferred stock dividends and accretion of
 preferred stock issuance costs                             2        --             3         369
                                                     ========    ========    ========    ========

 Net loss applicable to common stockholders          $ (4,777)   $ (5,046)   $ (5,269)   $ (6,346)
                                                     ========    ========    ========    ========

 Net loss per common share:
  Basic and diluted                                  $  (0.77)   $  (0.81)   $  (0.85)   $  (1.02)


 Weighted average number of common shares - basic       6,224       6,224       6,224       6,224


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